Exhibit 23.3

Consent of Lucid Capital Markets, LLC

August 31, 2026

Board of Directors

Boundless Bio, Inc.

11099 North Torrey Pines Road, Suite 150

La Jolla, CA 92037

Re: Registration Statement on Form S-4 of Boundless Bio, Inc.

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 21, 2026, to the Board of Directors of Boundless Bio, Inc. (“BOLD”) as Annex E to, and to the reference thereto under the headings “Prospectus Summary — Opinion of Boundless’ Financial Advisor” and “The Merger — Opinion of Boundless’ Financial Advisor” in the proxy statement/prospectus relating to the proposed merger involving BOLD and Serapha Bio, Inc. (“Serapha”), which such proxy statement/prospectus forms a part of BOLD’s and Serapha’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof, which this consent is filed as an exhibit thereto. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

LUCID CAPITAL MARKETS, LLC

LUCID CAPITAL MARKETS, LLC

570 Lexington Ave, 40th Floor

New York NY 10022